Exhibit 99.1

Vanda Pharmaceuticals Announces Exercise of Over-Allotment
Option by Underwriters

          ROCKVILLE, Md., Jan. 22 /PRNewswire-FirstCall/ -- Vanda Pharmaceuticals Inc. (Nasdaq: VNDA), a biopharmaceutical company focused on the development and commercialization of clinical-stage product candidates for central nervous system disorders, today announced that the underwriters have exercised an over-allotment option to purchase an additional 570,000 shares of the Company’s common stock, in connection with its public offering that priced on January 19, 2007. Including the over-allotment shares being purchased, the offering will total 4,370,000 shares at a public offering price of $27.29 per share, resulting in expected net proceeds to the Company of approximately $110.9 million after deducting underwriting discounts and commissions and estimated offering expenses.

          JPMorgan and Morgan Stanley are the joint book-running managers for the offering. Banc of America Securities LLC and Natexis Bleichroeder Inc. are co- managers.

          This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission, and a final prospectus relating to the offering has been filed with the Securities and Exchange Commission pursuant to Rule 424(b)(4) promulgated under the Securities Act of 1933, as amended. A copy of this final prospectus may be obtained from J.P. Morgan Securities Inc., Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245, or by calling (718) 242-8002. A copy of the final prospectus may also be obtained from Morgan Stanley & Co. Incorporated, c/o Prospectus Department, 180 Varick St,, New York, NY 10014 or by e-mail at prospectus@morganstanley.com.

          ABOUT VANDA PHARMACEUTICALS INC.:

          Vanda Pharmaceuticals Inc. is a biopharmaceutical company focused on the development and commercialization of clinical-stage product candidates for central nervous system disorders. The company has three product candidates in clinical development. Vanda’s lead product candidate, iloperidone, is a compound for the treatment of schizophrenia and bipolar disorder and has recently completed its Phase III program in schizophrenia. Vanda’s second product candidate, VEC-162, is a compound for the treatment of sleep and mood disorders which is currently in Phase III for chronic sleep disorders. Vanda’s third product candidate, VSF-173, is a compound for the treatment of excessive sleepiness and will be ready to begin a Phase II clinical trial in mid-2007. For more on Vanda Pharmaceuticals Inc., please visit http://www.vandapharma.com.

SOURCE  Vanda Pharmaceuticals Inc.
          -0-                                        01/22/2007
          /CONTACT:  Steven A. Shallcross, Senior Vice President & CFO of Vanda
Pharmaceuticals Inc., +1-240-599-4500, steven.shallcross@vandapharma.com/
          /Web site:  http://www.vandapharma.com /
          (VNDA)